Exhibit 99.1

SS Innovations Announces Completion of an $18.6 Million Private Placement to Support Growth Initiatives

Financing led by Certain of the Company’s Directors and Executive Officers

Fort Lauderdale, FL – March 9, 2026 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (Nasdaq: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced that on March 6, 2026, the Company completed a private placement of its common stock (the “Private Placement”) which generated approximately $18.6 million in gross proceeds, before deducting offering expenses.

In the offering, the Company offered and sold a total of 5,774,839 shares of common stock consisting of:

●	an aggregate of 1,300,006 shares of common stock at an average price of $4.00 per share, or a total of approximately $5.2 million, to Dr. Sudhir Srivastava, our Chairman and Chief Executive Officer ($2.0 million), Dr. Frederic H. Moll, our Vice-Chairman ($2.0 million), and Tim Adams, a director ($1.197 million); and

●	an aggregate of 4,474,833 shares of common stock at $3.00 per share, or a total of approximately $13.4 million, to existing and new investors, led by Manipal Global Health Services, an existing shareholder.

SS Innovations intends to use the net proceeds from this financing for working capital and other general corporate purposes, including advancing the Company’s global expansion efforts.

In connection with a $2.5 million investment by one of the non-affiliate investors in the Private Placement, SS Innovations will pay a FINRA member firm a cash commission of $175,000 (7% of the investment) and issue to such firm five-year warrants to purchase 41,667 shares of our common stock at an exercise price of $3.45 per share.

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, commented, “The net proceeds from this financing will advance our growth initiatives in India and other existing global markets, while supporting our preparation for entry into the United States and European Union markets. We anticipate that the U.S. Food and Drug Administration will complete its review of our 510(k) premarket notification for our SSi Mantra surgical robotic system by mid-2026. We also continue along the pathway towards a European Union CE marking certification for the SSi Mantra, which we believe we can also obtain in 2026.”

Dr. Srivastava continued, “Insider participation in this financing reflects our strong confidence in SS Innovations’ future and our commitment to democratizing access to world-class surgical robotic care. We appreciate the continuing support of Manipal Global Health Services, a large existing shareholder, and welcome a respected group of new shareholders in the Company.”

The securities being sold in the Private Placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and accordingly may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of robotic surgical procedures including cardiac surgery. An American company headquartered in India, SS Innovations plans to expand the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra surgical robotic system is a user-friendly, modular, multi-arm system with many advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery. The SSi Mantra has been clinically validated in India in more than 100 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not assume any obligation to update any forward-looking statement.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kahl@theequitygroup.com

Devin Sullivan, Managing Director

T: (212) 836-9608

dsullivan@theequitygroup.com

Media Contact:

RooneyPartners LLC

Kate Barrette

T: (212) 223-0561

kbarrette@rooneypartners.com